Amendment No. 2

to the

Second Amended and Restated Agreement and Declaration of Trust

of

Diamond Hill Funds

The undersigned officer of the Diamond Hill Funds, an Ohio business trust (the “Trust”), acting pursuant to Article VII, Section 7.3 of the Second Amended and Restated Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust on August 20, 2015, and are in full force and effect as of the date hereof:

RESOLVED, that pursuant to Section 7.3 of the Second Amended and Restated Agreement and Declaration of Trust of Diamond Hill Funds (the “Trust”) dated as of August 21, 2012 (“Declaration”), a separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the Diamond Hill High Yield Fund (the “Fund”); and

FURTHER RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and such paragraph hereby is, amended hereby by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series and Classes of Shares: “Diamond Hill Small Cap Fund,” Diamond Hill Small-Mid Cap Fund,” “Diamond Hill Mid Cap Fund,” “Diamond Hill Large Cap Fund,” “Diamond Hill Select Fund,” “Diamond Hill Long-Short Fund,” “Diamond Hill Research Opportunities Fund,” “Diamond Hill Financial Long-Short Fund,” “Diamond Hill Strategic Income Fund,” and “Diamond Hill High Yield Fund,” and four classes of Shares: Class A, Class C, Class I and Class Y. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

Dated: August 20, 2015	/s/ Karen R. Colvin
Karen R. Colvin, Secretary
Diamond Hill Funds